Exhibit 10.21
AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Amended and Restated Executive Employment Agreement (this “Amendment”) is dated as of November 1, 2023 by and between Axonics, Inc., a Delaware corporation (the “Company”), and John Woock, Ph.D. (“Executive”).
WHEREAS, Executive currently serves as Executive Vice President, Chief Marketing & Strategy Officer of the Company pursuant to an Amended and Restated Executive Employment Agreement dated June 6, 2019, with a Term scheduled to end on June 5, 2024 (the “Agreement”).
WHEREAS, the Company and Executive desire to continue Executive’s employment with the Company and wish to amend the terms of the Agreement.
NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.EXTENSION OF TERM. The Term of the Agreement is hereby extended for three (3) additional years and shall end on June 5, 2027, unless earlier terminated pursuant to Section 5 of the Agreement (the “Extended Term”).
2.TERMINATION OF EMPLOYMENT. Section 7(b)(i) shall be replaced in its entirety by the following:
“Executive shall receive cash severance in an amount equal to one (1) year of Base Salary as in effect on the Termination Date. Such payment shall be made in a single cash payment on the Cash Severance Commencement Date.”
1.CONTINUATION IN FORCE OF EMPLOYMENT AGREEMENT. Other than as specifically amended hereby, the terms and conditions of the Agreement shall remain in full force and effect during the Extended Term.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first above written.

COMPANY:
Axonics, Inc.

By: /s/ Raymond W. Cohen
Raymond W. Cohen
CEO

EXECUTIVE:

By: /s/ John Woock, Ph.D.
John Woock, Ph.D.